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Exhibit 99.1

[LETTERHEAD]
(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843)723-4653

FOR IMMEDIATE RELEASE
May 22, 2001

GOLF TRUST OF AMERICA, INC. ANNOUNCES STOCKHOLDER APPROVAL
OF PLAN OF LIQUIDATION

    CHARLESTON, SC, May 22, 2001—Golf Trust of America, Inc. (AMEX:GTA) announced today that its stockholders approved the Company's plan of liquidation at a special meeting of stockholders held today in Charleston, South Carolina. Mellon Investor Services certified that 77.2% of Golf Trust outstanding common shares voted in favor of the plan of liquidation, or 98% of total shares voted. Of Golf Trust outstanding preferred stock, 100% voted in favor of the plan of liquidation. The affirmative vote of two-thirds of all votes to be cast by the holders of Golf Trust's preferred stock and common stock was required to approve the plan of liquidation.

    Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 37.5 (eighteen-hole equivalent) golf courses.

# # #

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports.

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[LETTERHEAD] (AMEX:GTA)
GOLF TRUST OF AMERICA, INC. ANNOUNCES STOCKHOLDER APPROVAL OF PLAN OF LIQUIDATION